Exhibit 4.1

AMENDMENT NO. 2 TO AMENDED AND RESTATED

CREDIT AGREEMENT

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), is entered into as of December 30, 2008 by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns in such capacity, “Agent”), HUDSON HIGHLAND GROUP, INC., a Delaware corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages of the Credit Agreement (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).

W I T N E S S E T H

WHEREAS, Lenders, Agent and Borrowers are parties to that certain Amended and Restated Credit Agreement, dated as of July 31, 2007 (as amended, restated, supplemented, extended, renewed or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, Borrowers have requested that the Credit Agreement be amended to modify certain terms thereof, as more fully set forth herein; and

WHEREAS, subject to the satisfaction of the conditions set forth herein, Agent and Lenders are willing to agree to amend the Credit Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them, respectively, in the Credit Agreement, as amended hereby.

2. AMENDMENTS.

(a) Section 2.6(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 2.5% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.”

(b) Section 5.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“5.5 Inspection; Field Audits and Examinations. Permit Agent, each Lender at such Lender’s expense, and each of their duly authorized representatives or agents to visit any of its properties and inspect any of its assets or Books and Records, to examine and make copies of its Books and Records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower and during normal business hours.”

(c) Section 6.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“6.10 Distributions. Other than distributions or declaration and payment of dividends by a Borrower to another Borrower, by a Guarantor to a Borrower or another Guarantor, or by a Subsidiary to a Borrower, a Guarantor or another Subsidiary, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of any Borrower’s Stock, of any class, whether now or hereafter outstanding. Notwithstanding the foregoing, Borrowers may purchase, acquire, redeem, or retire Stock in an aggregate amount not more than (a) $10,000,000 in each fiscal year through and including the fiscal year ending December 31, 2007, and (b) $11,000,000 during the period from January 1, 2008 through and including February 28, 2009; provided, that immediately prior to and upon giving effect to each such purchase, acquisition, redemption and retirement, no Default or Event of Default has occurred and is continuing.”

(d) Section 6.16 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“6.16 Financial Covenants.

(a) Minimum Availability. Fail to maintain at all times Availability of at least $25,000,000.

(b) Capital Expenditures. Make Capital Expenditures in excess of (i) $18,000,000 in the fiscal year ending December 31, 2008, (ii) $9,000,000 in the fiscal year ending December 31, 2009 and (iii) $11,000,000 in each fiscal year thereafter.”

(e) The following definitions in Schedule 1.1 to the Credit Agreement are hereby amended and restated in their entirety as follows:

““Base Rate” means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided, that, notwithstanding the foregoing, in no event shall the Base Rate at any time be less than 4.25% per annum.”

““Base Rate Margin” means, (a) at any time in which Availability during the immediately preceding period of thirty (30) days is greater than $50,000,000, 2.00 percentage points, (b) at any time in which Availability during the immediately preceding period of thirty (30) days is equal to or less than $50,000,000, but greater than $30,000,000, 2.25 percentage points, and (c) at any time in which Availability during the immediately preceding period of thirty (30) days is equal to or less than $30,000,000, 2.50 percentage points; provided, that each increase and each decrease in the Base Rate Margin shall be effective on and as of the first day of the calendar month immediately following the date on which Availability falls below or increases above the applicable threshold.”

““LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage; provided, that, notwithstanding the foregoing, in no event shall the LIBOR Rate at any time be less than 2.50% per annum. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.”

““LIBOR Rate Margin” means, (a) at any time in which Availability during the immediately preceding period of thirty (30) days is greater than $50,000,000, 3.50 percentage points, (b) at any time in which Availability during the immediately preceding period of thirty (30) days is equal to or less than $50,000,000, but greater than $30,000,000, 3.75 percentage points, and (c) at any time in which Availability during the immediately preceding period of thirty (30) days is equal to or less than $30,000,000, 4.00 percentage points; provided, that each increase and each decrease in the LIBOR Rate Margin shall be effective on and as of the first day of the calendar month immediately following the date on which Availability falls below or increases above the applicable threshold.”

(f) Clauses (c) and (d) in the definition of the term “Permitted Cash Acquisition” in Schedule 1.1 to the Credit Agreement are hereby amended and restated in their entirety as follows:

“(c) Borrowers and their Subsidiaries shall have Availability plus Qualified Cash in an amount equal to $25,000,000 immediately after giving effect to the consummation of the proposed Acquisition;

(d) the purchase consideration payable in respect of all Permitted Cash Acquisitions, in the aggregate in each fiscal year (including the proposed Acquisition and including deferred payment obligations) shall not exceed $10,000,000 in the aggregate in each fiscal year;”

3. AMENDMENT FEE. In consideration of the amendments herein, on the date hereof, Borrowers shall pay to Agent, for the ratable benefit of Lenders, an amendment fee in the amount of $150,000 (the “Amendment Fee”). The Amendment Fee shall be fully earned on the date hereof, shall not be subject to refund, rebate or proration for any reason whatsoever, and shall be charged by Agent to the Loan Account as of January 1, 2009.

4. CONSTRUCTION. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

5. ENTIRE AMENDMENT; EFFECT OF AMENDMENT. This Amendment, and the terms and provisions hereof, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede any and all prior or contemporaneous amendments relating to the subject matter hereof. Except as expressly provided herein, the Credit Agreement and other Loan Documents shall remain unchanged and in full force and effect. To the extent any terms or provisions of this Amendment conflict with those of the Credit Agreement or other Loan Documents, the terms and provisions of this Amendment shall control. This Amendment is a Loan Document.

6. COUNTERPARTS; DELIVERY. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic transmission also shall promptly deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

7. MISCELLANEOUS.

(a) Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as heretofore amended and as further amended by this Amendment.

(b) Upon the effectiveness of this Amendment, each reference in the Loan Documents to the “Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as heretofore amended and as further amended by this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date first written above.

HUDSON HIGHLAND GROUP, INC.,
as a Borrower and on behalf of the Borrowers and Guarantors

By:	/s/ Elaine A. Kloss
Elaine A. Kloss
Vice President, Finance and Treasurer

WELLS FARGO FOOTHILL, INC.,
as Agent and as a Lender

By:	/s/ Sean Spring
Sean Spring
Vice President

THE CIT GROUP/BUSINESS CREDIT, INC.
as a Lender

By:	/s/ Jon Eckhouse
Jon Eckhouse
Vice President

Amendment No.2